BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE BOARD OF DIRECTORS’ EXTRAORDINARY

MEETING HELD ON MARCH 07, 2016

1.           Date, Time and Place: Held on March 07, 2016, at 10:00, as provided for in Paragraph Two of Article 17 of the Bylaws.

2.           Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Call and Attendance: Call duly held under the Bylaws of BRF S.A. (“Company”). Attended by all the members of the Board of Directors on duty: Messrs. Abilio dos Santos Diniz, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Henri Philippe Reichstul and Aldemir Bendine.

4.           Agenda: 1. Approval of the Company’s assignment of the credit rights arising from exports contracted with BRF Global GmbH (“BRF Global” and “Agribusiness Credit”, respectively), to the benefit of Octante Securitizadora S.A. (“Securitizadora” and “Assignment”, respectively), which will be linked to the issue of certificate of receivables from agribusiness (“CRA”) and the assumption of other obligations through the Private Instrument of Assignment, Promise of Assignment and Acquisition of Credit Rights of Agribusiness and Other Covenants (“Assignment Agreement”); 2. Grant of guarantee by the Company, to the benefit of Securitizadora, in order to guarantee the faithful and full compliance with Agribusiness Credit (“Guarantee”); and 3. Authorization for the Executive Board of the Company to perform all the acts necessary for the execution of the Assignment Agreement, the grant of the Guarantee and implementation of operation of securitization and practice of the other acts arising out of it, including, but not limited to, the granting of powers to the Company’s proxies.

5.           Decisions: Opened the agenda, verified the quorum of attendance for holding this meeting, the members of the Board of Directors:

5.1.      Unanimously approved without reservations the assignment for cost and the promise of assignment for linking to the CRA, of the Agribusiness Credits under the Assignment Agreement, under the following terms and conditions:

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(a)        Total Value of Assignment: Agribusiness Credits will be assigned to be linked to the CRA through the Assignment Agreement, and the sum of the annual value of the Agribusiness Credits to be assigned will range from R$500,000,000.00 (five hundred million reais) and R$1,350,000,000.00 (one billion, three hundred and fifty million reais), if additional lots are exercised under the offer of the CRA (“Assignment Value”).

(b)        Term and Method of Assignment: the Agribusiness Credits will be assigned every nine (9) months, during three (3) consecutive years, from the date of signature of the Assignment Agreement, and the Assignment will be formalized as specified in the Assignment Agreement; and

(c)         Guarantee: The Company will appear in the Assignment Agreement in the capacity of assignor and also guarantor, principal payer and co-debtor of the Agribusiness Credits due by BRF Global, as approved in item 5.2 below.

5.2.      Unanimously and without reservations approved the grant of Guarantee, in guarantee of the faithful and full compliance with the Agribusiness Credits, waiving the benefits of articles of 366, 821, 824, 827, 829, 830, 835, 837, 838 and 839 of Law no. 10,406, of January 10, 2002, as amended and 595 of Law no. 5,869, of January 11, 1973, as amended, or, from its effectiveness, article 794 of Law no. 13,105, of March 16, 2015, which will enter into effect on March 16, 2016, through which the Company becomes guarantor, principal payer and co-debtor of the Credit Agribusiness.

5.3.      Unanimously and without reservations approved that the Executive Board of the Company, directly, performs any and all act necessary and recommendable to the implementation of the resolutions listed in items 5.1 and 5.2 above, including, but not limited to (a) discussing, negotiating and defining the terms and conditions of the Assignment Agreement, including, but not limited to, the Assignment Value of the Agribusiness Credits and obligations guaranteed by the Guarantee; (b) entering into all the documents and any amendments related to the implementation of the resolutions approved above; (c) performing all the acts necessary for the execution of the Assignment Agreement, as well as the grant of Guarantee; (d) hiring any service provider related to the assignment of the Agribusiness Credits and the securitization operation, including, but not limited to Securitizadora, trustee, custodian, registrar, brokers of the public distribution of the CRA, legal advisers, financial advisers, among others, and for such, negotiate and sign the respective service agreements; and (e) signing all the documents necessaries to perform the securitization operation.

6.           Documents Filed in the Company: The documents related to the subject-matter of the agenda which support the resolutions made by the members of the Board of Directors and/or information provided during the meeting are filed in the Company’s headquarters.

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7.           Approval and Signature of the Minutes: Without further issues to consider, the Chairman suspended the meeting while these minutes were written up as summary, which, after being read and approved, were signed by all attendees. Signatures: Board: Abilio dos Santos Diniz – Chairman; Larissa Brack – Secretary. Directors: Messrs. Abilio dos Santos Diniz, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Henri Philippe Reichstul and Aldemir Bendine.

I hereby certify that it is a true copy of the minutes drawn-up on Book no. 5, pages 30 to 32, of minutes of Annual and Special Meeting of the Company’s Board of Directors.

___________________________

Larissa Brack

Secretary

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